Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES THIRD QUARTER 2018 EARNINGS

•	Net income of $10.9 million, 12% above second quarter 2018 and 14% above third quarter 2017

•	Net income of $30.2 million for first nine months of 2018, 25% higher than the comparable 2017 period

•	Earnings per diluted common share of $1.09 and $3.02 for the three and nine months ended September 30

•	Annualized return on average assets of 1.45% and 1.36% for the three and nine months ended September 30

•	$2.1 billion in loans at September 30, 5% increase over a year ago

•	$2.5 billion in deposits at September 30, 7% higher than a year ago

Green Bay, Wisconsin, October 16, 2018 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced third quarter 2018 net income of $10.9 million and earnings per diluted common share of $1.09, compared to $9.7 million and $0.98 for second quarter 2018, and $9.5 million and $0.91 for third quarter 2017, respectively. Annualized quarterly return on average assets was 1.45%, 1.28% and 1.34%, for third quarter 2018, second quarter 2018 and third quarter 2017, respectively.

Net income for the nine months ended September 30, 2018 was $30.2 million, 25% higher than $24.0 million for the first nine months of 2017, and earnings per diluted common share was $3.02, 23% higher than $2.45 for the comparable period a year ago. Annualized return on average assets for the first nine months of 2018 and 2017 was 1.36% and 1.25%, respectively.

“With net income exceeding $10 million this quarter, we are delivering consistently on our earnings potential” said Bob Atwell, Chairman and CEO of Nicolet. “While any individual quarter’s results may vary in response to positive factors or negative headwinds, we are most pleased with our trajectory of earnings through the year and over the long term, while fulfilling customer needs with quality service, investing in our people and future, and actively contributing to our communities.”

“In recent years we have generated a lot of shareholder return from growth in our core earnings but also from highly profitable acquisition activity, with the last one completed in April 2017,” Atwell said. “Some investors have wondered if our profits could weaken if acquisitions slow or stop. Acquisition-based earnings have been very favorable, but the rising trend of our earnings in the face of declining ‘merger math’ should contribute to confidence,” Atwell reflected. “We have also effectively established a solid core deposit base, organically and within acquired markets, which is the foundation of any strong franchise. We intend to continue with acquisitions as part of our growth strategy when they make sense, but we are extremely proud to have built a sustainable high performance engine.”

At September 30, 2018, assets were $3.0 billion (up 5% since September 30, 2017), loans were $2.1 billion (up 5%), and deposits were $2.5 billion (up 7%). Since June 30, period end loans increased $15 million or 3% annualized, with the majority in commercial loans, while deposits increased $67 million or 11% annualized, across almost all deposit categories.

Net interest margin was 4.02% and 3.99% for the three and nine months ended September 30, 2018, respectively, even with rising interest rates. Net interest income was $26.9 million for third quarter 2018, $1.1 million or

4% higher than second quarter 2018. For the first nine months of 2018, net interest income was $79.6 million, an increase of $7.4 million or 10% over last year.

Pre-tax income increased $1.1 million or 9% between the linked quarters. For third quarter 2018, interest income increased $1.3 million (including $0.2 million higher discount income on resolved purchased credit impaired loans) and interest expense increased $0.2 million, each primarily a result of rate changes between the quarters. Between the linked quarters, noninterest income increased $0.4 million or 4%, most notably due to higher net mortgage income (up $0.4 million on higher volumes), card interchange income (up $0.1 million), and BOLI income (up $0.6 million from a death benefit), partially offsetting lower net asset gains (down $0.8 million). Noninterest expense increased $0.6 million or 3% over second quarter 2018, including a $0.3 million increase in personnel expense (mostly from higher seasonal payroll and health costs), a $0.2 million increase in occupancy (mostly accelerated depreciation on a demolished building), and a $0.1 million increase in all other noninterest expenses combined. Tax expense was $3.3 million, unchanged between the linked quarters, while the effective tax rate was lower for the third quarter given the tax treatment of the BOLI death benefit.

Pre-tax income for the first nine months of 2018 increased $3.0 million or 8% over the comparable period last year. Interest income grew $13.8 million (despite $4.0 million lower discount income on resolved purchased credit impaired loans), aided by a 16% increase in average interest-earning assets and the elevated rate environment on new, renewed and variable rate loans. Interest expense increased $6.4 million primarily due to rising rates on a larger deposit base. Noninterest income grew $3.7 million or 14%, with all categories except net asset gains up year-over-year, most notably trust and brokerage fees combined (up $1.4 million or 16%), card interchange income (up $0.7 million or 21%), BOLI income (up $0.6 million), and net mortgage income (up $0.5 million or 12%). Noninterest expense increased $8.6 million or 15%. Personnel expense increased $5.7 million or 18%, partly due to the expanded workforce (with average full-time equivalent employees up 7% between the nine-month periods), as well as merit increases between the years, additional competitive market-based wage increases made after tax reform was passed, cash and equity incentives timing, and higher health and other benefits. Non-personnel expenses combined increased $2.9 million or 11% mostly due to the larger operating base, but also from $0.7 million higher charitable giving between the nine-month periods. Tax expense declined $3.2 million despite the increase in pre-tax income, principally due to the lower corporate tax rate in effect for 2018.

Nonperforming assets declined to $11 million, representing 0.38% of total assets at September 30, 2018, down favorably from 0.41% at June 30, 2018 and 0.55% at September 30, 2017. For third quarter 2018, the provision for loan losses was $0.3 million compared to net charge-offs of $0.2 million, consistent with the improving loan quality and minimal losses. The allowance for loan losses increased to $13.0 million, representing 0.61% of total loans at September 30, 2018, up slightly from 0.60% of total loans at June 30, 2018.

During third quarter 2018, we utilized $4.4 million to repurchase and cancel approximately 81,300 shares of our common stock pursuant to our common stock repurchase program, bringing the 2018 year-to-date total to nearly 308,000 shares repurchased for $16.9 million. As of September 30, 2018, there remained $12.9 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

The timing of Nicolet’s April 2017 First Menasha Bancshares, Inc. (“First Menasha”) acquisition, at approximately 20% of pre-merger assets at the time of acquisition, impacts financial comparisons to 2017 periods. Certain income statement results, average balances and related ratios for 2018 include the full contribution of First Menasha operations, versus five months of contribution of First Menasha in the comparable nine month period of 2017. The first nine months of 2017 also included non-recurring other direct merger and integration pre-tax expenses of $0.5 million.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe,” “prospects” or other words of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretations and impact of the recently enacted tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Nine Months Ended
(In thousands, except per share data)	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017	9/30/2018	9/30/2017
Results of operations:
Interest income	$31,880	$30,545	$30,785	$29,836	$29,454	$93,210	$79,417
Interest expense	4,938	4,742	3,911	3,329	3,063	13,591	7,182
Net interest income	26,942	25,803	26,874	26,507	26,391	79,619	72,235
Provision for loan losses	340	510	510	450	975	1,360	1,875
Net interest income after provision for loan losses	26,602	25,293	26,364	26,057	25,416	78,259	70,360
Noninterest income	10,649	10,239	8,824	8,621	10,164	29,712	26,018
Noninterest expense	23,044	22,451	22,642	21,858	20,862	68,137	59,498
Income before income tax expense	14,207	13,081	12,546	12,820	14,718	39,834	36,880
Income tax expense	3,268	3,255	2,908	3,662	5,133	9,431	12,605
Net income	10,939	9,826	9,638	9,158	9,585	30,403	24,275
Net income attributable to noncontrolling interest	80	89	61	55	74	230	228
Net income attributable to Nicolet Bankshares, Inc.	$10,859	$9,737	$9,577	$9,103	$9,511	$30,173	$24,047
Earnings per common share:
Basic	$1.13	$1.01	$0.98	$0.93	$0.97	$3.12	$2.58
Diluted	$1.09	$0.98	$0.94	$0.88	$0.91	$3.02	$2.45
Common Shares:
Basic weighted average	9,633	9,639	9,765	9,805	9,837	9,679	9,317
Diluted weighted average	9,949	9,970	10,225	10,368	10,409	10,004	9,821
Outstanding	9,577	9,643	9,699	9,818	9,799	9,577	9,799
Noninterest Income:
Trust services fee income	$1,638	$1,671	$1,606	$1,600	$1,479	$4,915	$4,431
Brokerage fee income	1,732	1,738	1,604	1,544	1,500	5,074	4,192
Mortgage income, net	1,902	1,528	1,080	1,339	1,774	4,510	4,022
Service charges on deposit accounts	1,247	1,200	1,190	1,237	1,238	3,637	3,367
Card interchange income	1,481	1,358	1,243	1,268	1,225	4,082	3,378
Other noninterest income	2,503	1,772	1,897	1,675	1,643	6,172	4,557
Noninterest income without net gains	10,503	9,267	8,620	8,663	8,859	28,390	23,947
Asset gains (losses), net	146	972	204	(42)	1,305	1,322	2,071
Total noninterest income	$10,649	$10,239	$8,824	$8,621	$10,164	$29,712	$26,018
Noninterest Expense:
Personnel expense	$12,983	$12,674	$12,492	$12,054	$11,488	$38,149	$32,404
Occupancy, equipment and office	3,660	3,454	3,787	3,695	3,559	10,901	9,613
Business development and marketing	1,334	1,463	1,342	1,341	1,113	4,139	3,359
Data processing	2,375	2,399	2,320	2,287	2,238	7,094	6,428
FDIC assessments	245	282	273	205	205	800	582
Intangibles amortization	1,054	1,100	1,182	1,181	1,173	3,336	3,514
Other noninterest expense	1,393	1,079	1,246	1,095	1,086	3,718	3,598
Total noninterest expense	$23,044	$22,451	$22,642	$21,858	$20,862	$68,137	$59,498

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Nine Months Ended
(In thousands, except per share data)	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017	9/30/2018	9/30/2017
Period-End Balances:
Loans	$2,143,457	$2,128,624	$2,100,597	$2,087,925	$2,051,122	$2,143,457	$2,051,122
Allowance for loan losses	12,992	12,875	12,765	12,653	12,610	12,992	12,610
Investment securities available-for-sale, at fair value	410,911	401,975	401,130	405,153	408,217	410,911	408,217
Goodwill and other intangibles, net	125,360	126,124	127,224	128,406	129,588	125,360	129,588
Total assets	3,000,902	2,922,151	3,223,935	2,932,433	2,845,730	3,000,902	2,845,730
Deposits	2,522,156	2,455,536	2,765,090	2,471,064	2,366,951	2,522,156	2,366,951
Stockholders’ equity	377,171	370,584	363,988	364,178	360,426	377,171	360,426
Book value per common share	39.38	38.43	37.53	37.09	36.78	39.38	36.78
Tangible book value per common share	26.29	25.35	24.41	24.01	23.56	26.29	23.56
Average Balances:
Loans	$2,134,448	$2,117,828	$2,114,345	$2,066,974	$2,035,277	$2,122,280	$1,842,695
Interest-earning assets	2,664,316	2,742,976	2,584,070	2,531,066	2,505,073	2,664,081	2,291,588
Total assets	2,971,247	3,044,466	2,896,533	2,852,400	2,825,542	2,971,022	2,580,126
Deposits	2,497,439	2,583,112	2,436,103	2,385,821	2,377,229	2,505,776	2,175,360
Interest-bearing liabilities	1,931,119	2,084,361	1,925,443	1,835,375	1,854,339	1,980,329	1,721,362
Goodwill and other intangibles, net	125,798	126,646	127,801	128,980	129,158	126,741	110,886
Stockholders’ equity	375,507	364,988	366,002	361,455	358,228	368,867	323,273
Financial Ratios*:
Return on average assets	1.45%	1.28%	1.34%	1.27%	1.34%	1.36%	1.25%
Return on average common equity	11.47	10.70	10.61	9.99	10.53	10.94	9.95
Return on average tangible common equity	17.25	16.39	16.31	15.53	16.47	16.66	15.14
Average equity to average assets	12.64	11.99	12.64	12.67	12.68	12.42	12.53
Stockholders’ equity to assets	12.57	12.68	11.29	12.42	12.67	12.57	12.67
Tangible equity to tangible assets	8.76	8.74	7.65	8.41	8.50	8.76	8.50
Loan yield	5.35	5.10	5.39	5.23	5.29	5.28	5.26
Earning asset yield	4.75	4.46	4.81	4.73	4.72	4.67	4.69
Cost of interest-bearing deposits	0.87	0.77	0.68	0.56	0.53	0.77	0.42
Cost of funds	1.01	0.91	0.82	0.72	0.65	0.92	0.56
Net interest margin	4.02	3.77	4.20	4.21	4.24	3.99	4.27
Net loan charge-offs to average loans	0.04	0.08	0.08	0.08	0.19	0.06	0.08
Nonperforming loans to total loans	0.48	0.51	0.56	0.63	0.70	0.48	0.70
Nonperforming assets to total assets	0.38	0.41	0.40	0.49	0.55	0.38	0.55
Allowance for loan losses to loans	0.61	0.60	0.61	0.61	0.61	0.61	0.61
Effective tax rate	23.00	24.88	23.18	28.56	34.88	23.68	34.18
Selected Items:
Interest income from resolving PCI loans (rounded)	$300	$100	$1,500	$2,100	$2,100	$1,900	$5,900
Tax-equivalent adjustment on net interest income	285	289	298	584	594	872	1,785
Tax expense (benefit) on stock-based compensation	—	—	(159)	(1,678)	(15)	(159)	(176)
Tax expense (benefit) of tax reform items	—	—	—	896	—	—	—
 *Income statement-related ratios for partial-year periods are annualized.